EXHIBIT 99.1

October 8, 2010

Dear Stockholder:

We continue to demonstrate positive traction towards accomplishing our goals for 2010.   Over the past 14 months, we have successfully secured financing for over $2 billion of maturing debt, and in the process, more evenly balanced our maturities going forward; and at this time, we have no greater than $550 million in mortgage debt coming due in any one year.  Our leased rate has increased to 88.4% as of June 30, 2010 from 87.6% as of June 30, 2009; which is a testament to our leasing and asset management teams’ diligent efforts, as they focused on signing leases for vacancies as well as renewing tenants.  We generated $94 million in cash flows from operating activities for the first six months of the year, which has allowed us to continue to steadily increase our distribution rate.  The board of directors declared a third quarter 2010 distribution of $0.05 per share payable to stockholders of record at the close of business on September 30, 2010. This represents the fourth consecutive quarter-to-quarter increase in distribution rates and equates to a 2.0% annualized yield assuming a purchase price of $10.00 per share or a 2.9% annualized yield based upon the December 31, 2009 estimated value of $6.85 per share.  Our board of directors determines each distribution quarterly; therefore, the annualized yield is not necessarily indicative of future distributions.

Enclosed is your portion of the third quarter 2010 distribution to Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) stockholders.  If you have invested through a trustee, or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

We would like to invite you to join us for our 2010 Third Quarter Update webcast on December 2, 2010 at 2:00 pm CST.  You may register for the webcast under the Investor Relations section of our website at www.inlandwestern.com.  Our website is a valuable resource for current company information and we encourage stockholders to visit our website regularly for updated information.

If you have any questions regarding your Inland Western investment, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes

President and Chief Executive Officer

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com